UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On August 7, 2013, Oxygen Biotherapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with JP SPC 3 obo OXBT FUND, SP (the “Investor”) providing for the private placement by the Company (the “Offering”) of an aggregate of $4.6 million of shares of the Company’s Series D 8% convertible preferred stock (the “Preferred Stock”), which are convertible into a combined total of 2,358,974 shares of common stock (the “Conversion Shares”).  In connection with the purchase of shares of Preferred Stock in the Offering, the Investor will receive a warrant to purchase a number of shares of common stock equal to 100% of the number of Conversion Shares at an exercise price equal to $2.60 (the “Warrants”).  The closing of the sale of these securities is expected to occur on or about August 15, 2013.

As consideration for the sale of the Preferred Stock and Warrants, $4.6 million in outstanding principal amount of a convertible promissory note issued by the Company and held by the Investor (the “Note”) will be cancelled. The Note to be cancelled carries interest at a rate of 15% per annum and matures on July 1, 2014.  Mr. Gregory Pepin, one of the Company’s directors, is the investment manager of the Investor.  The Purchase Agreement provides that, pursuant to the terms of a lock-up agreement (the “Lock-Up Agreement”) to be executed prior to the closing, the Investor and its affiliates will be prohibited in engaging in certain transactions with respect to shares of the Company’s common stock and common stock equivalents until such time as the lead investor in the Company’s offering of Series C 8% Convertible Preferred Stock ceases to own at least 25% of the shares of Series C 8% Convertible Preferred Stock originally issued to such investor.

The rights, preferences and privileges of the Preferred Stock are set forth in a form of Certificate of Designation of Series D 8% Convertible Preferred Stock (the “Certificate of Designation”) that the Company expects to file with the Secretary of State of the State of Delaware on or before August 15, 2013.  The Preferred Stock accrues dividends at 8% per annum until August 15, 2016, payable quarterly in cash, or provided certain conditions are met, in common stock at the conversion price of $1.95 per share. If the Preferred Stock is converted into common stock prior to August 15, 2016, the holder is entitled to a three-year dividend make-whole payment at the time of conversion. Shares of Preferred Stock have a liquidation preference equal to $1,000 per share and are convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of $1.95 per share.  The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.   In addition, the Preferred Stock will be subject to anti-dilution provisions until such time that for at least 25 trading days during any 30 consecutive trading days, the VWAP of the Company’s common stock exceeds $4.88 and the daily dollar trading volume exceeds $350,000 per trading day; provided that unless shareholder approval for the transaction is obtained, the conversion price of the Preferred Stock shall not be reduced below $1.635.  If, for at least 20 consecutive trading days, the volume weighted average price of the Company’s common stock exceeds $4.88 and the daily dollar trading volume exceeds $350,000 per trading day, the Company will have the right to require conversion of any or all of the outstanding shares of Preferred Stock into common stock at the then-current conversion price.

Each Warrant is exercisable beginning on the date of issuance and expires on August 15, 2019.  The exercise price and the number of shares issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s common stock, and also upon any distributions of assets, including cash, stock or other property to the Company’s stockholders.  In addition, the Warrants will be subject to anti-dilution provisions until such time that for 25 trading days during any 30 consecutive trading day period, the volume weighted average price of the Company’s common stock exceeds $6.50 and the daily dollar trading volume exceeds $350,000 per trading day; provided that unless shareholder approval for the transaction is obtained, the exercise price of the Warrants shall not be reduced below $1.51.

The Preferred Stock and the Warrants are being issued and sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Accordingly, the Investor may exercise those warrants and sell the Preferred Stock and underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those securities, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

The forms of the Purchase Agreement, Lock-Up Agreement, Certificate of Designation, and Warrant are filed as Exhibits 10.1, 10.2, 4.1, and 4.2, respectively, to this Current Report on Form 8-K.  The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents attached hereto, which are incorporated herein by reference.

Item 3.02                      Unregistered Sales of Equity Securities

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
Exhibit 4.1	Form of Certificate of Designation of Series D 8% Convertible Preferred Stock
Exhibit 4.2	Form of Warrant
Exhibit 10.1	Form of Securities Purchase Agreement
Exhibit 10.2	Form of Lock-Up Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2013	Oxygen Biotherapeutics, Inc.

By: /s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer and Interim Chief Executive Officer

Exhibit Index

Exhibit No.	Description
Exhibit 4.1	Form of Certificate of Designation of Series D 8% Convertible Preferred Stock
Exhibit 4.2	Form of Warrant
Exhibit 10.1	Form of Securities Purchase Agreement
Exhibit 10.2	Form of Lock-Up Agreement